Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pegasus Digital Mobility Acquisition Corp.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 14, 2021, relating to the financial statements of Pegasus Digital Mobility Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia

October 8, 2021